Biopool International, Inc.
6025 Nicole Street
Ventura, California 93003


                                                  September 27, 1995


Richard A. Sullivan
President and CEO
Source Scientific, Inc.
7390 Lincoln Way
Garden Grove, California  92641

     Re:  Letter of Intent between Biopool International and Source Scientific

Dear Dick:

         This letter of intent (the "Letter") is intended to summarize the mutual understanding and intention between Source Scientific, Inc. (hereinafter "Source") and Biopool International, Inc. (hereinafter "Biopool") concerning the proposed acquisition of Source by Biopool.

         The parties desire to structure the proposed transaction as a merger/pooling of interests; provided that the parties mutually determine that the proposed transaction would qualify for accounting treatment as a pooling of interests. In the event that the parties determine that the transaction would not qualify for accounting treatment as a pooling of interests, the parties will endeavor to determine an alternative structure for the completion of the proposed transaction. The merger would provide for the issuance of newly issued common stock of Biopool upon occurrence of the merger for all of the then-outstanding shares of capital stock of Source (which may include shares of Source represented by outstanding warrants) at an agreed-to exchange ratio. To date, the parties have discussed proposed exchange ratios, and shall endeavor to finalize the same.

          The parties shall continue discussions of the proposed transaction in good faith, including without limitation as to the exchange ratio of Biopool shares for Source shares, and shall proceed with conducting all necessary due diligence in anticipation of the proposed transaction. The parties desire to have due diligence completed and definitive documents finalized by October 20, 1995. The definitive agreement shall contain normal and customary terms and conditions associated with a transaction of this type, including all required board and shareholder approvals, representations and warranties and completion of all required board and shareholder approvals, representations and warranties and completion of all required legal and regulatory requirements.

         Neither party will make any public disclosure or publicity release pertaining to the existence of this Letter or the subject matter contained herein without the consent of the other signatory hereto; provided, however, that each party shall be permitted to make such disclosure to the public (the

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Richard A. Sullivan
September 27, 1995
Page 2

form of which must be approved by the other party in writing) or to governmental agencies as its counsel shall deem necessary in order to comply with any applicable laws. Any disclosure to a third party permitted under the foregoing terms, other than as deemed required for regulatory compliance, shall only be made under a written agreement with such third party whereby such third party agrees to be bound by such confidentiality requirement. It is further understood that all information provided by and between the parties is to be maintained in strict confidence, and such requirement shall survive this Letter.

          The obligations of Biopool and Source will not be fixed until each has completed its business, financial and legal investigations with respect to the other, and until the transaction has been approved by each party's board of directors and its authorized officers have executed and delivered a definitive written agreement encompassing such matters as may be agreed upon. Until such time, each party reserves the right at any time unilaterally to withdraw from negotiations, without any liability to the other or to any third party for any damages or events, direct or indirect, incidental or consequential, including expenses of any nature.

          If the foregoing terms and conditions are acceptable, please sign this Letter as indicated below to allow for completion of due diligence and formal documentation.

Sincerely,

BIOPOOL INTERNATIONAL, INC.


/s/ Michael Bick
--------------------------
By:  Michael Bick, Ph. D.
     Chief Executive Officer

Read, understood and agreed to:

SOURCE SCIENTIFIC, INC.


/s/ Richard A. Sullivan
--------------------------
By:  Richard A. Sullivan
     President and Chief Executive Officer